Exhibit 5

[On Bryan Cave Leighton Paisner LLP Letterhead]

March 12, 2021

TC Bancshares, Inc.

131 South Dawson Street

Thomasville, Georgia 31792

Re: Securities Being Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering by TC Bancshares, Inc. (the “Company”), a Georgia corporation, of up to 6,215,750 shares of common stock, $0.01 par value per share (the “Company Shares”), which offering is described in the Plan of Conversion of TC Federal Bank, adopted March 5, 2021 (the “Plan of Conversion”).

In connection with this opinion, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. As to questions of fact material to this opinion, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. We have not undertaken any independent investigation of factual matters.

In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Georgia Business Corporation Code, as amended (including the statutory provisions, all applicable provisions of the Georgia constitution and reported judicial decisions interpreting the foregoing). This opinion is limited to the matters set forth herein and no other opinion should be inferred beyond the matters expressly stated. The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

Based on the foregoing, we are of the opinion that the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan of Conversion, the Company Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption “Legal and Tax Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP